UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2008

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

On June 23, 2008, the Company completed the acquisition of the Genco Raptor, a 2007-built Paramax vessel, from Bocimar International N.V.  The Company had agreed to buy the vessel under the terms of agreements that the Company entered into with Bocimar International N.V. and Delphis N.V. on May 9, 2008 to purchase three drybulk vessels for an aggregate purchase price of approximately $257 million.  The Genco Raptor is the first vessel to be delivered to the Company under such agreements.  The Company paid a total purchase price of approximately $92 million for the Genco Raptor, which the Company financed with borrowings under its 2007 credit facility.  The Genco Raptor is expected to be delivered to its charterer, COSCO Bulk Carriers Co., Ltd., on or about June 25, 2008, to commence a time charter for 46 to 50 months at a rate of $52,800 per day, less a 5% third party brokerage commission.  The charter is due to expire between April 2012 and August 2012.

A copy of the Company’s press release announcing the delivery of these vessels to the Company is attached hereto as Exhibit 99.1 and incorporated into this Item 2.01 by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1       Press Release dated June 23, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            GENCO SHIPPING & TRADING LIMITED

            DATE:  June 23, 2008

            /s/ John C. Wobensmith
            John C. Wobensmith
            Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1        Press Release dated June 23, 2008.